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                                                                      Exhibit 21

                         SUBSIDIARIES OF SHONEY'S, INC.


Pargo's of Frederick, Inc.
Shoney's Equipment Corporation
Shoney's Investments, Inc.
Corporate Benefit Services, Incorporated of Nashville
Commissary Operations, Inc.
Shoney's of Canada, Inc.
Pargo's of York, Inc.
Shoney's of Michigan, Inc.
SHN Properties, LLC
TPI Entertainment, Inc.
TPI Insurance Corporation
TPI Restaurants, Inc. ("TPIR")
        Subsidiaries of TPIR
        TPI Transportation, Inc.
        TPI Commissary, Inc.
        TPI West Palm, Inc.
        TPI Properties, Inc.
        Insurex Agency, Inc.
        Insurex Benefits Administrators, Inc.